Exhibit 10.24

                                                    AGREEMENT AND PLAN OF MERGER

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      SOVEREIGN SPECIALTY CHEMICALS, INC.,

                               HENKEL CORPORATION

                                       and

                            HENKEL MERGER CORPORATION

                                 October 6, 2004




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

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ARTICLE I.     DEFINITIONS....................................................1
     Section 1.1     Definitions..............................................1
     Section 1.2     Terms Generally..........................................9

ARTICLE II.    THE MERGER.....................................................9
     Section 2.1     The Merger...............................................9
     Section 2.2     Conversion of Securities................................10
     Section 2.3     Escrow Fund.............................................11
     Section 2.4     Payment of Cash for Merger Shares.......................11
     Section 2.5     Treatment of Options....................................13
     Section 2.6     Dissenting Shares.......................................13
     Section 2.7     Effect of Withholding...................................14

ARTICLE III.   THE SURVIVING CORPORATION.....................................14
     Section 3.1     Certificate of Incorporation............................14
     Section 3.2     Bylaws..................................................14
     Section 3.3     Directors and Officers..................................14

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................14
     Section 4.1     Corporate Existence and Power...........................14
     Section 4.2     Corporate Authorization.................................15
     Section 4.3     Governmental Authorization..............................15
     Section 4.4     Non-Contravention.......................................16
     Section 4.5     Capitalization..........................................16
     Section 4.6     Subsidiaries of the Company.............................17
     Section 4.7     Reports and Financial Statements........................17
     Section 4.8     Absence of Certain Changes or Events....................18
     Section 4.9     Litigation..............................................20
     Section 4.10    Taxes...................................................20
     Section 4.11    ERISA...................................................22
     Section 4.12    Labor Matters...........................................24
     Section 4.13    Compliance with Laws....................................24
     Section 4.14    Finders' Fees...........................................24
     Section 4.15    Environmental Matters...................................25
     Section 4.16    EINECS and TSCA.........................................25
     Section 4.17    Insurance...............................................26
     Section 4.18    Contracts...............................................26
     Section 4.19    Legal Matters...........................................27
     Section 4.20    Intellectual Property...................................27
     Section 4.21    Related Party Transactions..............................28
     Section 4.22    Real Property...........................................29
     Section 4.23    Products................................................29


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ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......30
     Section 5.1     Corporate Existence and Power...........................30
     Section 5.2     Corporate Authorization.................................30
     Section 5.3     Governmental Authorization..............................30
     Section 5.4     Non-Contravention.......................................30
     Section 5.5     Finders' Fees...........................................31
     Section 5.6     Adequate Funds..........................................31
     Section 5.7     No Other Information....................................31

ARTICLE VI.    COVENANTS OF THE COMPANY......................................31
     Section 6.1     Conduct of the Company and Its Subsidiaries.............31
     Section 6.2     Access to Information; Right of Inspection..............34
     Section 6.3     Other Potential Acquirers...............................34
     Section 6.4     Resignation of Directors................................34
     Section 6.5     Certificates............................................34
     Section 6.6     Subsequent Filings......................................35
     Section 6.7     Notice under the Delaware Law...........................35
     Section 6.8     Intellectual Property...................................35

ARTICLE VII.   COVENANTS OF PARENT AND MERGER SUB............................36
     Section 7.1     Director and Officer Liability..........................36

ARTICLE VIII.  COVENANTS OF THE PARTIES......................................37
     Section 8.1     Reasonable Best Efforts.................................37
     Section 8.2     Certain Filings.........................................38
     Section 8.3     Public Announcements....................................39
     Section 8.4     Further Assurances......................................39
     Section 8.5     Notices of Certain Events...............................39
     Section 8.6     Disposition of Litigation...............................40
     Section 8.7     Employee Matters........................................40
     Section 8.8     Confidentiality Agreement...............................41

ARTICLE IX.    CONDITIONS TO THE MERGER......................................43
     Section 9.1     Conditions to the Obligations of Each Party.............43
     Section 9.2     Conditions to the Obligations of Parent and Merger Sub..43
     Section 9.3     Conditions to the Obligations of the Company............44

ARTICLE X.     TERMINATION...................................................45
     Section 10.1    Termination.............................................45
     Section 10.2    Effect of Termination...................................45

ARTICLE XI.    MISCELLANEOUS.................................................46
     Section 11.1    Notices.................................................46
     Section 11.2    Survival of Representations and Warranties..............47
     Section 11.3    Amendments No Waivers...................................47
     Section 11.4    Expenses................................................47
     Section 11.5    Transfer Taxes..........................................47
     Section 11.6    Successors and Assigns..................................48
     Section 11.7    Governing Law...........................................48
     Section 11.8    Counterparts; Effectiveness; Third Party Beneficiaries..48
     Section 11.9    Severability............................................48
     Section 11.10   Specific Performance....................................48
     Section 11.11   Entire Agreement........................................48
     Section 11.12   Jurisdiction; Waiver of Jury Trial......................49
     Section 11.13   Authorship..............................................49


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Exhibits
--------

Exhibit A            Transaction Bonuses
Exhibit B            Form of Indemnification and Escrow Agreement

Schedules
4.3(ii)              Governmental Authorization
4.4(iii)             Non-Contravention
4.5                  Capitalization
4.6(a)               Subsidiaries of the Company
4.6(b)               Liens
4.8                  Absence of Certain Changes or Events
4.9                  Litigation
4.10                 Taxes
4.11(a)              ERISA
4.11(c)              ERISA
4.11(e)              ERISA
4.12                 Labor Matters
4.13                 Compliance with Laws
4.14                 Finders' Fees
4.15                 Environmental Matters
4.16                 EINECS and TSCA
4.17                 Insurance Policies
4.18(a)              Contracts
4.18(c)              Contracts
4.20                 Intellectual Property
4.22                 Real Property
4.23                 Products
6.1                  Conduct of the Company and Its Subsidiaries
9.1                  Closing Conditions


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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this sixth day of October, 2004 by and among Sovereign Specialty Chemicals, Inc., a Delaware corporation (the "Company"), Henkel Corporation, a Delaware corporation ("Parent"), and Henkel Merger Corporation, a Delaware corporation and direct or indirect subsidiary of Parent ("Merger Sub").

                                    RECITALS
                                    --------

     A. The parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct or indirect subsidiary of Parent (the "Surviving Corporation").

     B. The Board of Directors of the Company has unanimously determined that the Merger and this Agreement are fair to and in the best interests of the Company.

     C. The Board of Directors of the Company also has unanimously (i) approved this Agreement and declared its advisability and (ii) resolved to recommend that the Company shareholders adopt this Agreement.

     D. The shareholders of the Company, by the vote or written consent of the holders of at least a majority of the outstanding Common Shares of the Company, have adopted this Agreement and approved and authorized the Merger.

     E. The Board of Directors of Merger Sub has approved this Agreement and declared its advisability. Parent, as the sole shareholder of Merger Sub, has adopted this Agreement and has approved the Merger.

     F. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

     "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Affiliated Group" means an affiliated group as that term is defined in
Section 1504(a) of the Code.

     "Aggregate Merger Consideration" means an amount equal to the difference obtained by subtracting (x) the Option Exercise Amount from (y) the product of
(a) the Merger Consideration times (b) the Total Shares.

     "Aggregate Option Escrow Amount" means an amount equal to the result obtained by multiplying (a) the Escrow Amount by (b) a fraction, the numerator of which is the Total Spread and the denominator of which is the Aggregate Merger Consideration.

     "Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 2003 set forth in the Company 10-K.

     "Balance Sheet Date" means December 31, 2003.

     "Business Day" means any day on which banks are not required or authorized to close in the City of New York or Dusseldorf, Germany.

     "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act, as amended by the U.S. Superfund Amendments and Reauthorization Act.

     "CIP" has the meaning set forth in Section 8.7(d).

     "Closing" has the meaning set forth in Section 2.1(d).

     "Closing Date" has the meaning set forth in Section 2.1(d).

     "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     "Common Shares" means the shares of Common Stock.

     "Common Stock" means the common stock of the Company, par value $0.01 per share.

     "Company" has the meaning set forth in the Preamble.

     "Company Employees" has the meaning set forth in Section 8.7(a).

     "Company IP" means all Intellectual Property that is used by the Company and its Subsidiaries in the current conduct of their business.

     "Company Options" means outstanding options to acquire Common Shares, whether vested or unvested.

     "Company SEC Reports" has the meaning set forth in Section 4.7(a).



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     "Company Securities" has the meaning set forth in Section 4.5(b).

     "Company 10-K" means the annual report on Form 10-K of the Company for the fiscal year ended December 31, 2003.

     "Confidentiality Agreement" means the letter agreement dated January 8, 2004, setting forth the confidentiality undertaking among the Company, AEA Investors LLC and Henkel KGaA.

     "Contracts" has the meaning set forth in Section 4.18(a).

     "Current Policies" has the meaning set forth in Section 7.1(a).

     "Delaware Law" means the General Corporation Law of the State of Delaware.

     "Disbursing Agent" has the meaning set forth in Section 2.4(b).

     "Disclosure Letter" has the meaning set forth in the preamble to Article
IV.

     "Dissenting Shares" has the meaning set forth in Section 2.6.

     "Effective Time" has the meaning set forth in Section 2.1(b).

     "EINECS" means the European Inventory of Existing Chemical Substances created by European Community Commission Decision 81/437/EEC, as amended.

     "Employee Benefit Plan" has the meaning set forth in Section 4.11(a).

     "Employee Agreement" means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any liability or obligation to provide compensation and/or benefits in consideration for past, present or future services or for refraining from providing any such services.

     "End Date" means the date which is five months after the date of this Agreement.

     "Environmental Laws" means any and all applicable federal, state, local, municipal and foreign Laws relating to (a) the protection of the environment, including, without limitation, pollution, contamination, cleanup, preservation, and reclamation of natural resources, soil, surface waters, groundwaters, surface and subsurface soil, and ambient and indoor air; (b) protection of human health and safety, including, without limitation, the exposure of employees or other persons to any Hazardous Substances; (c) the presence of or Release of Hazardous Substances, including, without limitation, the investigation, study, assessment, monitoring, containment, removal, notification or remediation thereof, or (d) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss. 11001 et seq.), each as amended, and any analogous local, state, federal and foreign laws, statutes and regulations promulgated pursuant thereto.



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

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, with respect to any entity, any trade or business (whether or not incorporated) that is a member of a controlled group including such entity or that is under common control with such entity within the meaning of Section 414 of the Code.

     "Escrow Agent" has the meaning set forth in Section 2.3.

     "Escrow Amount" means $15,000,000.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Existing Contracts" has the meaning set forth in Section 6.1(b).

     "401(k) Plans" has the meaning set forth in Section 8.7(c).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Antitrust Authority" means any Governmental Authority with jurisdiction over the enforcement of the HSR Act or any Other Antitrust Laws.

     "Governmental Authority" means any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal, body or board of any nation or government or political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

     "Hazardous Substances" means any chemicals, wastes, pollutants or contaminants that may give rise to liability under, are regulated under or are otherwise subject to any Environmental Law, including, without limitation, wastes, substances or materials which are defined as "hazardous materials," "hazardous wastes," "hazardous substances," "wastes" or other similar designations in any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead-based paints and petroleum or petroleum products (including, without limitation, crude oil).

     "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification and Escrow Agreement" has the meaning set forth in Section 2.3.



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

     "Initial Per Option Consideration" means an amount equal to the result obtained by dividing (a) the Total Spread less the Aggregate Option Escrow Amount by (b) the number of Common Shares subject to all of the Company Options outstanding immediately prior to the Effective Time.

     "Initial Per Share Consideration" means an amount per Common Share equal to the difference obtained by subtracting (a) the Per Common Share Escrow Amount from (b) the Merger Consideration.

     "Insurance Policies" means all material fire and casualty, general liability, business interruption, workers compensation, product liability, disability, property damage, theft and sprinkler and water damage insurance policies and other forms of insurance or bonds currently maintained by the Company or any of its Subsidiaries.

     "Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, "Trademarks"); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, "Patents"); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship ("Copyrights"); (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, "Trade Secrets"); (v) software, including, without limitation, data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, "Software"); (vi) domain names and uniform resource locators; (vii) mask works; (viii) moral rights; and (ix) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

     "Knowledge," when used in reference to the Company or its Subsidiaries, shall mean the actual knowledge of the following persons after due inquiry, including inquiry of the officers and employees of the Company responsible for the relevant matter: (i) Mr. Norman E. Wells, Jr., (ii) Mr. Terry D. Smith,
(iii) Mr. John R. Knox, (iv) Mr. Louis M. Pace, (v) Mr. Peter Longo, (vi) Mr. Mark Longo, (vii) Mr. Kevin Johnston and (viii) Mr. Pat Stanton.

     "Law" means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, licenses, permits, rules and bylaws, in each case, of a Governmental Authority.

     "Leased Real Property" has the meaning set forth in Section 4.22.



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

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, right-of-way, encroachment, restriction, condition or encumbrance of any kind in respect of such asset.

     "Licensed Company IP" means all Company IP other than the Owned Company IP.

     "Management Agreement" means the Management Agreement dated as of December 31, 1999 by and between the Company and AEA Investors Inc., as the same may have been assigned or amended from time to time.

     "Material Adverse Effect on the Company" has the meaning set forth in
Section 4.8(a).

     "Material Employee Agreement" means an Employee Agreement pursuant to which the Company or any of its Subsidiaries has any obligation to provide base salary compensation in an amount in excess of $75,000 per year or any obligation for compensation or benefits in connection with a change in control (whether alone or together with any other event), including any obligation for retention, termination, severance or retirement compensation or benefits.

     "Merger" has the meaning set forth in the Recitals.

     "Merger Consideration" means an amount per Common Share equal to the result obtained by dividing (a) $575,000,000, minus the aggregate principal amount of debt for borrowed money of the Company outstanding as of the Closing Date, plus the Option Exercise Amount, plus the Tax Benefit Amount, minus Transaction Costs, minus Transaction Bonuses by (b) the Total Shares, without interest thereon.

     "Merger Shares" has the meaning set forth in Section 2.2(c).

     "Merger Sub" has the meaning set forth in the Preamble.

     "Merger Sub Common Shares" means the common stock of Merger Sub, par value $0.01 per share.

     "New Plans" has the meaning set forth in Section 8.7(b).

     "Non-Voting Common Stock" means the non-voting common stock of the Company, par value $0.01 per share.

     "Old Plans" has the meaning set forth in Section 8.7(b).

     "Option Exercise Amount" means the aggregate exercise price of all Company Options outstanding immediately prior to the Effective Time.

     "Other Antitrust Laws" means any Law, other than the HSR Act, enacted by any Governmental Authority relating to antitrust matters or regulating competition, including Council Regulation No. 4064/89 of the European Community and any analogous or similar Laws of any foreign jurisdiction.



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

     "Owned Company IP" means the Company IP that is owned by the Company and its Subsidiaries.

     "Owned Real Property" has the meaning set forth in Section 4.22.

     "Parent" has the meaning set forth in the Preamble.

     "Per Common Share Escrow Amount" means an amount equal to the result obtained by dividing (a) the difference between the Escrow Amount and the Aggregate Option Escrow Amount by (b) the number of Common Shares outstanding at the Effective Time.

     "Permits" means any governmental licenses, franchises, permits, certificates, consents, approvals or other similar authorizations or notifications required under applicable Law.

     "Permitted Liens" means (i) the liens and security interests set forth in
Section 4.6(b) of the Disclosure Letter, (ii) liens for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which the Company has maintained adequate reserves, (iii) mechanics', materialmen's or other liens or security interests arising in the ordinary course of business for sums that are immaterial in amount and not yet due and payable, or (iv) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and similar encumbrances arising in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such encumbrance.

     "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity, group or organization, including any government or political subdivision or any agency or instrumentality thereof.

     "Proceeding" has the meaning set forth in Section 4.9.

     "Product" has the meaning set forth in Section 4.23.

     "Related Parties" has the meaning set forth in Section 4.21.

     "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, ejection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water or groundwater.

     "Replacement Policies" has the meaning set forth in Section 7.1(a).

     "Representative" has the meaning set forth in Section 6.3(a).

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SIP" has the meaning set forth in Section 8.7(d).



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

     "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests representing 50% or more of the total outstanding securities or other ownership interests is owned, directly or indirectly, by such Person and/or of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time owned, directly or indirectly, by such Person.

     "Surviving Corporation" has the meaning set forth in the Recitals.

     "Tax" (including "Taxes") means all federal, state, local, foreign and other taxes of any kind, levies or other like kind assessments, customs, duties, imposts, charges or fees, including net income, gross income, gross receipts, gains, ad valorem, value added, excise, real or personal property, asset, sales, use, stock transfer, real estate transfer, documentary, stamp, recording, license, payroll, transaction, capital, net worth, franchise, employment, social security, occupation, utility, production, unemployment compensation, windfall profits and withholding taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority responsible for the imposition of any such tax (a "Tax Authority" or "Taxing Authority").

     "Tax Benefit Amount" means an amount equal to thirty percent (30%) of the sum of (i) the aggregate amount payable to the holders of Company Options pursuant to Section 2.5(a) of this Agreement including, for this purpose, any amounts subject to withholding under applicable Tax Law, and (ii) the Transaction Bonuses.

     "Tax Law" means any Law imposed by any Taxing Authority.

     "Tax Return" means any return, report, statement or other similar filing required to be filed with any Governmental Authority with respect to Taxes.

     "Third Party" means any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or their respective Affiliates.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party, (ii) the acquisition by a Third Party of twenty percent (20%) or more of the assets of the Company and its Subsidiaries taken as a whole, other than the sale of products in the ordinary course of business or (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding Common Shares or the issuance by the Company of preferred or common stock, other than upon exercise of Company Options or upon conversion of shares of Non-Voting Stock into shares of Voting Stock.

     "Total Shares" means the number of Common Shares outstanding at the Effective Time plus the number of Common Shares issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time.

     "Total Spread" means an amount equal to the difference obtained by subtracting (a) the Option Exercise Amount from (b) the product of (x) the Merger Consideration multiplied by (y) the number of Common Shares subject to all of the Company Options outstanding immediately prior to the Effective Time.

     "Transaction Bonuses" means the transaction bonuses payable to the management of the Company in accordance with and subject to the terms and conditions set forth on Exhibit A hereto.

     "Transaction Costs" means any fees and out-of-pocket expenses incurred by the Company or any of its Subsidiaries to third party service providers in connection with the transactions contemplated by this Agreement (including fees and disbursements of counsel, accountants, investment bankers and other advisors).

     "Transaction Cost Certification" has the meaning set forth in Section
9.2(d).

     "Transfer Taxes" has the meaning set forth in Section 11.5.

     "TSCA" means the Toxic Substances Control Act of 1976, as amended.

     "TSCA Inventory" means the Chemical Substances Inventory published by the United States Environmental Protection Agency pursuant to the TSCA.

     "Voting Common Stock" means the voting common stock of the Company, par value $0.01 per share.

     Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to, this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including when used in the Disclosure Letter. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.

                                  ARTICLE II.
                                   THE MERGER

     Section 2.1 The Merger.

        (a) At the Effective Time, in accordance with the Delaware Law, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a direct or indirect subsidiary of Parent.



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

        (b) As soon as reasonably practicable on the Closing Date, and subject to the provisions of this Agreement, the Company and Merger Sub will file a certificate of merger meeting the requirements of the Delaware Law with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Merger Sub may agree and specify in the certificate of merger (such time as the Merger becomes effective, the "Effective Time").

        (c) The Merger shall have the effects set forth in the Delaware Law. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Delaware Law.

        (d) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP located at One New York Plaza, New York, New York, as soon as practicable (but in any event no later than the fifth Business Day) after the day on which the last condition to the Merger is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Merger Sub may agree in writing (the actual date of the Closing, the "Closing Date").

     Section 2.2 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Common Stock:

        (a) Each share of Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

        (b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and the foregoing shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (c) Each Common Share issued and outstanding immediately prior to the Effective Time, other than Common Shares to be canceled pursuant to Section 2.2(a) and, subject to Section 9.2 of this Agreement, Dissenting Shares, automatically shall be canceled and converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the stock certificate formerly representing such Common Share in the manner provided in
Section 2.4. Such Common Shares, other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the "Merger Shares."

        (d) If between the date of this Agreement and the Effective Time, the number of outstanding Common Shares is changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Common Share shall be correspondingly adjusted.

        (e) The Company Options shall be treated as provided in Section 2.5 below.

     Section 2.3 Escrow Fund. At or prior to the Effective Time, Parent, the Company and the stockholders of the Company who have submitted a letter of transmittal prior to such time shall enter into an indemnification and escrow agreement in substantially the form attached hereto as Exhibit B (the "Indemnification and Escrow Agreement") with a bank or trust company that is reasonably satisfactory to the Company (the "Escrow Agent"). At or prior to the Effective Time, Parent will cause the Escrow Amount to be deposited with the Escrow Agent in accordance with the terms and provisions of the Indemnification and Escrow Agreement, which shall represent a portion of the Merger Consideration payable to each holder of Merger Shares and of the amounts payable to each holder of Company Options in accordance with this Article II. The Escrow Amount will be held and disbursed in accordance with the terms and conditions of the Indemnification and Escrow Agreement.

     Section 2.4 Payment of Cash for Merger Shares.

        (a) Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company, that is organized and doing business under the laws of the United States or any state thereof to serve as the disbursing agent for the Initial Per Share Consideration and payments in respect of Company Options (the "Disbursing Agent"). At or prior to the Effective Time, Parent will cause to be deposited with the Disbursing Agent cash in the amount equal to the difference between Aggregate Merger Consideration and the Escrow Amount. Pending distribution of the cash deposited with the Disbursing Agent and subject to the completion of the Merger, such cash shall be held in trust for the benefit of the holders of Merger Shares and such Company Options and shall not be used for any other purposes; provided however, that Parent may direct the Disbursing Agent to invest such cash in obligations of or guaranteed by the United States of America, as long as no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.4(b) or Section 2.5 hereof.

        (b) As promptly as practicable after the date of this Agreement, the Company shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Initial Per Share Consideration payable therefor. The letter of transmittal will be in customary form (except that it will include an agreement to be bound by the terms of the Indemnification and Escrow Agreement) and will specify that delivery of Merger Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing the Merger Shares to the Disbursing Agent. In addition to the terms and conditions set forth in this Section 2.4, the letter of transmittal will include other customary terms and conditions applicable to the surrender of stock certificates and payment of the Merger Consideration, including, without limitation, as may be required under the Delaware Law. Upon surrender of such stock certificate or certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation as the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Initial Per Share Consideration payable in exchange therefor, less any amounts required to be withheld under any applicable Tax Law. As promptly as practicable after such surrender to the Disbursing Agent, the Disbursing Agent shall pay to the record holder thereof complying with the forgoing, the Initial Per Share Consideration payable in exchange for the Merger Shares so surrendered, less any amounts required to be withheld under any applicable Tax Law. No interest will be paid or accrued on the cash payable upon the surrender of the certificates representing the Merger Shares. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right, subject to Section 2.3, to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

        (c) If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Parent or Disbursing Agent (as the case may be) any applicable stock transfer taxes or establish to the satisfaction of the Parent or Disbursing Agent (as the case may be) that such stock transfer taxes have been paid or are not payable.

        (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Merger Shares are presented to the Surviving Corporation, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (e) If any cash deposited with the Disbursing Agent remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any such holder who has not surrendered his Merger Shares certificates for the Initial Per Share Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Merger Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Merger Shares two years after the Effective Time (or, if earlier, as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority), shall to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

        (f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Common Shares.

        (g) From and after the Effective Time, the holders of Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

        (h) In the event that any Merger Share certificate has been lost, stolen or destroyed, and upon the making of an affidavit of that fact by the Person claiming such Merger Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Merger Share certificate the proper amount of the Initial Per Share Consideration.

     Section 2.5 Treatment of Options.

        (a) As of the Effective Time, each Company Option will be canceled, and the holder thereof will receive an amount equal to the Initial Per Option Consideration times the number of Common Shares subject to the Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Tax Law. An amount equal to the Aggregate Option Escrow Amount shall be held and disbursed in accordance with Section 2.3. All payments of the Initial Per Option Consideration with respect to canceled Company Options shall be made by the Disbursing Agent as promptly as reasonably practicable, but in no event more than five Business Days, after the Effective Time from funds deposited with the Disbursing Agent by or at the direction of Parent to pay such amounts.

        (b) Prior to the Effective Time, the Company (i) will cause the Company's stock option plans to be terminated effective at or prior to the Effective Time and to otherwise make any amendments permitted by such plans and the agreements thereunder to the terms of such stock option plans or the grants made thereunder necessary to effectuate the actions contemplated by this Section
2.5 and (ii) will effectuate the actions contemplated by this Section 2.5. As soon as reasonably practicable, but not later than five Business Days, after, and effective as of, the date of this Agreement, the Company will amend the Company's stock option plans to preclude the grant of any additional stock options or other awards thereunder.

     Section 2.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, but subject to Section 9.2 of this Agreement, Common Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Common Shares who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the Delaware Law ("Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Common Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Common Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, subject to Section 2.3, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Common Shares prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.7 Effect of Withholding. To the extent any amounts are required to be deducted and withheld under any applicable Tax Law pursuant to Section 2.3, Section 2.4(b) or Section 2.5(a), such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration or payments with respect to Company Options the amounts were so deducted and withheld.

                                  ARTICLE III.
                            THE SURVIVING CORPORATION

     Section 3.1 Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that Article I thereof shall read as follows: "The name of the corporation is Sovereign Specialty Chemicals, Inc.," until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

     Section 3.2 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

     Section 3.3 Directors and Officers. From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in this Agreement, the Company SEC Reports or in the corresponding sections of the Disclosure Letter delivered to Merger Sub by the Company prior to entering into this Agreement (the "Disclosure Letter") (it being understood that any information set forth in a particular section of the Disclosure Letter shall be deemed to be disclosed to each other section or subsection thereof or hereof to which the relevance of such information is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

     Section 4.1 Corporate Existence and Power.

        (a) The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all corporate powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. The Subsidiaries of the Company have all corporate powers and authority required to own, lease and operate their respective properties and to carry on their business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b) Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c) The Company has made available to Parent and Merger Sub true and complete copies of the currently effective certificate of incorporation and bylaws or similar organizational and governing documents of the Company and its Subsidiaries.

     Section 4.2 Corporate Authorization.

        (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of the Company, and no other Company corporate or shareholder action is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the filing of the certificate of merger as provided in Section 2.1(b). The only Company shareholder action required to approve this Agreement is an affirmative vote in favor, or approval, of this Agreement by the holders of a majority of the outstanding Common Shares, which shareholder action has been duly taken.

        (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally and (ii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (c) On or prior to the date hereof, the Board of Directors of the Company has unanimously adopted resolutions (i) approving this Agreement, and declaring that the Merger and the other transactions contemplated by this Agreement are advisable and (ii) resolving to recommend that the Company shareholders approve this Agreement. All such resolutions are in full force and effect and have not been amended or superseded as of the date hereof.

        (d) The shareholders of the Company who have voted in favor of adoption of this Agreement as of the date hereof are holders of at least 94% of the Voting Common Shares outstanding as of the date hereof.

     Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger require no action by the Company in respect of, or filing by the Company, or cooperation in the preparation and submission of any filing with, any Governmental Authority other than (i) the filing of the certificate of merger described in Section 2.1(b); (ii) compliance with any applicable requirements of the HSR Act and any applicable Other Antitrust Laws specified in Section 4.3(ii) of the Disclosure Letter; (iii) compliance with any applicable requirements of the Exchange Act and Securities Act; (iv) compliance with any applicable foreign or state securities or Blue Sky laws; and (v) the filing of appropriate material documents with the relevant authorities of the jurisdictions in which the Company is qualified to do business.

     Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require any consent, waiver or approval under, or constitute a default, violation or breach under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument applicable to or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets except those consents as set forth on Section 4.4(iii) of the Disclosure Letter or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than any such Lien arising from any actions taken by Parent or Merger Sub), except, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

     Section 4.5 Capitalization.

        (a) The authorized capital stock of the Company consists of 2,700,000 shares of Voting Common Stock and 2,100,000 shares of Non-Voting Common Stock, of which as of the date hereof, there are 2,162,875.98 shares of Voting Common Stock and no shares of Non-Voting Common Stock issued and outstanding. Except as set forth in Section 4.5 of the Disclosure Letter, no shares of capital stock were held in the Company's treasury as of the date hereof. As of the date hereof, there are outstanding Company Options to purchase an aggregate of 294,600 Common Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are free of preemptive or similar rights.

        (b) Except as set forth in this Section 4.5 or in Section 4.5 of the Disclosure Letter and except for changes after the date hereof resulting from the exercise of Company Options outstanding on such date and the conversion of shares of Non-Voting Common Stock into shares of Voting Common Stock, there are no outstanding, and there have not been reserved for issuance, any (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities or other ownership interests of the Company or any of its Subsidiaries; (iii) Company Options or other rights or options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities, other ownership interests, or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company or any Subsidiary, as the case may be; (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries, obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company, or other similar rights; or (v) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i) through (v) collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

        (c) Except as set forth in Section 4.5 of the Disclosure Letter and other than the issuance of Common Shares upon exercise of Company Options and conversion of shares of Non-Voting Common Stock into shares of Voting Common Stock, since the Balance Sheet Date, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary of the Company has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

     Section 4.6 Subsidiaries of the Company.

        (a) Section 4.6(a) of the Disclosure Letter contains a list of the Company's Subsidiaries. Each of the Company's Subsidiaries is wholly owned (directly or indirectly) by the Company, and except for such Subsidiaries of the Company, the Company and such Subsidiaries do not directly or indirectly own any equity interest in any other Person.

        (b) All equity interests of the Company's Subsidiaries held by the Company or any other Subsidiary of the Company are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.6(b) of the Disclosure Letter, all such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

     Section 4.7 Reports and Financial Statements.

        (a) The Company has filed with or otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since January 1, 2000 and prior to the date hereof (such documents, as supplemented or amended since the time of filing, the "Company SEC Reports"). No Subsidiary of the Company is required to file with or furnish to the SEC any such forms, reports, schedules, statements or other documents. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments).

        (c) There are no liabilities or obligations of any nature of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined, determinable or otherwise), whether due or to become due, which would be required by GAAP to be recorded or reflected on a consolidated balance sheet of the Company other than (i) liabilities or obligations disclosed or provided for in the Company SEC Reports or Balance Sheet or disclosed in the notes thereto;
(ii) liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby or disclosed in Section 4.14 of the Disclosure Letter.

     Section 4.8 Absence of Certain Changes or Events.

        (a) Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, except for the negotiation and delivery of this Agreement. Since the Balance Sheet Date, there has not been any event, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any state of facts, circumstance, effect, condition, event, change, development or occurrence that, either individually or in the aggregate with all other states of facts, circumstances, effects, conditions, events, changes, developments or occurrences, is or would reasonably be expected to result in a material adverse effect on (i) the business, results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but excluding any such state of facts, circumstance, effect, condition, event, change, development or occurrence resulting from or arising out of (A) general national or international economic or business conditions, (B) conditions (including changes in economic or financial market conditions and any change in Law or GAAP) affecting generally the industries in which the Company and its Subsidiaries participate and not disproportionately affecting the Company and its Subsidiaries or (C) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company pursuant to this Agreement or at the written request of Parent, Merger Sub or any of their Representatives; or
(ii) the ability of the Company to consummate the Merger.

        (b) Without limiting the generality of the foregoing Section 4.8(a), since the Balance Sheet Date and prior to the date hereof, other than in the ordinary course of business or as set forth in Section 4.8 of the Disclosure Letter, there has not been:

           (i) any damage, destruction or loss to any of the assets or properties of the Company or any of its Subsidiaries (whether or not insured) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

           (ii) any amendment or change, or proposal to amend or change, the Company's or any of its Subsidiary's organizational or governing documents;

           (iii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of the Company's or any of its Subsidiaries' capital stock (other than to another Subsidiary of the Company) or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company's capital stock or any amendment of any material term of any outstanding capital stock of the Company or any of its Subsidiaries;

           (iv) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any material amount of assets of the Company or any of its Subsidiaries;

           (v) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein;

           (vi) any material (A) incurrence of or guarantee with respect to or provision of credit support for any indebtedness for borrowed money by the Company or any of its Subsidiaries, other than pursuant to the existing credit facilities of the Company or any of its Subsidiaries in the ordinary course of business, (B) event of default or default under the existing credit facilities or outstanding loans of the Company or any of its Subsidiaries, or (C) creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset, other than Permitted Liens;

           (vii) any change in any method of accounting or accounting principle or practice used by the Company or any of its Subsidiaries, other than such changes required by Law or a change in GAAP;

           (viii) any material Tax election or the institution of or any compromise or settlement of any proceeding or proposed adjustment with respect to any material Tax liability of the Company and its Subsidiaries;

           (ix) any material loan, advance, payment or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any Person (including, but not limited to, any shareholder of the Company or any associated entity of such shareholder) other than loans, advances or capital contributions made to a Subsidiary of the Company or by a Subsidiary of the Company to the Company;

           (x) any amendment, alteration or modification in any material term of any currently outstanding Company Options, warrants or other rights to purchase any capital stock or other equity interests in the Company or any securities exchangeable or exercisable for or convertible into the same;

           (xi) adoption or material amendment of any Employee Benefit Plan, Employee Agreement or other compensation or benefit plan, agreement or arrangement with or for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries or material increase in any manner of the compensation or pension, welfare or fringe benefits of any such director, officer or employee, in each case, except as required by ERISA or other applicable Law or by the express terms of any Employee Agreement;

           (xii) (A) payment of any bonus or other incentive compensation or award to any current or former director, officer or employee of the Company or any of its Subsidiaries, except pursuant to the express terms of any Employee Agreement, (B) entering into of any agreement, commitment or obligation to pay any bonus or other incentive compensation, severance or other termination or retirement benefit or payment to any current or former director, officer or employee of the Company or any of its Subsidiaries or (C) entering into of any Employee Agreement with any current or former director or officer of the Company or any of its Subsidiaries or any Material Employee Agreement with any current or former employee of the Company or any of its Subsidiaries; or

           (xiii) any agreement to take any actions specified in this Section 4.8(b), except for this Agreement.

     Section 4.9 Litigation. Except as set forth in Section 4.9 of the Disclosure Letter, there is no action, suit, claim, investigation, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against or affecting or relating to the Company or any of its Subsidiaries or their respective assets or properties before any arbitrator or Governmental Authority (a "Proceeding") that, if determined adversely to the Company or any of its Subsidiaries, would result in an injunction against, or the payment of uninsured damages in an amount in excess of $100,000 by, the Company or any of its Subsidiaries, or that relates to exposure to asbestos. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.10 Taxes.

        (a) Except as set forth in Section 4.10 of the Disclosure Letter, all federal, state, local and foreign income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been properly and timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed and all taxes shown as due on such returns have been paid. To the Company's Knowledge, except as set forth in
Section 4.10 of the Disclosure Letter, all material taxes currently owed by the Company or any of its Subsidiaries to any Governmental Authorities or to any third party as a result of indemnification obligations have been paid or adequately reserved or accrued in accordance with GAAP, except any which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Company or any of its Subsidiaries, as applicable, in accordance with GAAP.

        (b) Except as set forth in Section 4.10 of the Disclosure Letter, the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All Tax Returns filed by or on behalf of the Company and its Subsidiaries on or prior to the Closing Date accurately and fairly reflect, in all material respects, the Taxes of the Company and its Subsidiaries for the periods covered thereby.

        (c) All foreign, state and local jurisdictions where the Company files material Tax Returns are set forth in Section 4.10 of the Disclosure Letter. To the Knowledge of the Company, since January 1, 2000 no claim has been made by a Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it or they are or may be subject to material taxation by that jurisdiction.

        (d) Section 4.10 of the Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and each of its Subsidiaries for taxable periods ended after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. In addition to such lists, the Company has made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries since January 1, 2000.

        (e) There is no material Tax deficiency or delinquency asserted or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries.

        (f) Except as set forth in Section 4.10 of the Disclosure Letter, no audit, action or similar proceeding is pending or, to the Knowledge of the Company, proposed by any Governmental Authority against the Company or any of its Subsidiaries. No material adjustment relating to any Tax Return of the Company or any of is Subsidiaries has been proposed in writing by any Governmental Authority. Except as set forth in Section 4.10 of the Disclosure Letter, the Company and its Subsidiaries have not granted any extension to any Governmental Authority of the limitations period during which any Tax liability may be assessed or collected.

        (g) There are no liens or other encumbrances for Taxes upon the assets of the Company and its Subsidiaries, except for current Taxes not yet due and payable and for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Company or any of its Subsidiaries, as applicable, in accordance with GAAP.

        (h) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

        (i) Except as set forth on Section 4.10 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement that includes any Person other than the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) since January 1, 2000 and (ii) has liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise that has arisen since January 1, 2000.

        (j) Except as set forth in Section 4.10 of the Disclosure Letter, none of the Company and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting elected prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing Date; (iii) intercompany transactions entered into prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) accrued prior to the Closing Date; (iv) installment sale or open transaction disposition made prior to the Closing Date; or (v) prepaid amount received prior to the Closing Date.

        (k) Since January 1, 1998 neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

     Section 4.11 ERISA.

        (a) Section 4.11(a) of the Disclosure Letter sets forth a list identifying (i) each material Employee Benefit Plan and (ii) each Material Employee Agreement. For purposes of this Agreement, the term "Employee Benefit Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock option, stock purchase or other equity based, incentive, deferred compensation, supplemental retirement, health, life, disability or other welfare, dependent care, severance, change in control, retention, termination and other similar employee or retiree compensation or benefit plan, program, policy or arrangement maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries may have any material liability, whether absolute or contingent, direct or indirect.

        (b) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA), whether or not subject to ERISA, or any plan sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code, whether or not subject to ERISA.

        (c) Except as otherwise set forth in Section 4.11(c) of the Disclosure Letter, each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service regarding its tax qualified status and covering all Tax Laws prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and the Company has no Knowledge that anything has occurred since the date of such most recent Internal Revenue Service determination letter or condition exists that could be reasonably expected to adversely affect the tax-qualified status of any such Plan. Each Employee Benefit Plan intended to qualify for any special tax treatment under applicable Tax Laws other than the Code meets all requirements for such treatment and, to the Company's Knowledge, has timely received all required certificates and approvals of any Governmental Authority. Each Employee Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Benefit Plan, except for any failures to comply that, individually and in the aggregate, would not have or result in any material liability to the Company and its Subsidiaries.

        (d) No Employee Benefit Plan or Employee Agreement provides for the payment of any amount or benefit and there is no other contract, agreement, plan or arrangement covering any current or former director, shareholder, officer or employee of the Company or any of its Affiliates that, individually or collectively, could give rise to the payment of any amount or benefit that would not be deductible under Section 280G or 162(m) of the Code or the comparable provisions of any Tax Law of a jurisdiction other than the United States.

        (e) Except as disclosed in Section 4.11(e) of the Disclosure Letter, no payment, accrual of additional compensation or benefits, acceleration of any payments, compensation or benefits, vesting in any compensation or benefits or funding of any compensation or benefits under any Employee Benefit Plan, Employee Agreement or similar plan, contract, agreement or arrangement will be caused, directly or indirectly, by the Company's entering into this Agreement or by the consummation of the transactions contemplated by this Agreement (either alone or together with any other event).

        (f) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA or the comparable provisions of the Laws of any jurisdiction other than the United States and, to the Company's Knowledge, no event, transaction or condition exists or has occurred that could reasonably be expected to result in the incurrence of any such liability. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred or reasonably expects to incur any liability pursuant to Title I of ERISA, the penalty or excise tax provisions of the Code relating to employee benefit plans or the comparable provisions of the Laws of any jurisdiction other than the United States that remains outstanding that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require (i) notice to the Pension Benefit Guaranty Corporation or any Governmental Authority with respect to employee benefits or other matters of any jurisdiction other than the United States or (ii) consent of any union or works council or other labor representative.

        (g) All contributions, premiums and expenses required to be paid pursuant to the terms of any Employee Benefit Plan, Employee Agreement or Law prior to the date hereof have been timely paid, except where the failure to do so would not be reasonably expected to result in any material liability to the Company.

     Section 4.12 Labor Matters. Except as set forth in Section 4.12 of the Disclosure Letter, the Company is not party to any collective bargaining agreements or other collective labor contracts or understandings. Except as would not, individually and in the aggregate, be reasonably expected to result in any material liability to the Company or any of its Subsidiaries:

        (a) there is not pending or, to the Knowledge of the Company, threatened, and there has not been since January 1, 2002, any labor strike, dispute, slowdown, stoppage, lockout or similar labor action against the Company or any of its Subsidiaries or involving their respective employees;

        (b) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization except as set forth in Section 4.12 of the Disclosure Letter, and, to the Knowledge of the Company, there are no current union organizing activities among the employees of the Company or any of its Subsidiaries;

        (c) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment, termination of employment and terms and conditions of employment of their respective employees and the requirements with respect to collective bargaining; and

        (d) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or complaints or other labor grievances against the Company or any of its Subsidiaries.

     Section 4.13 Compliance with Laws.

        (a) Except as set forth in Section 4.13 of the Disclosure Letter, the Company and each of its Subsidiaries is, and within the preceding five years has been, in compliance in all material respects with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities. To the Company's Knowledge, neither the Company nor any of its Subsidiaries is aware of its being under investigation with respect to, or has it been threatened in writing to be charged with or been given notice of any violation of, any applicable Law which would reasonably be expected to result in any material liability to the Company and its Subsidiaries.

        (b) The Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance in all material respects with, all material Permits necessary for the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted and neither the Company nor any of its Subsidiaries has received notice that the Person issuing or authorizing any such material Permit intends to terminate or will refuse to renew or reissue any such material Permit upon its expiration.

     Section 4.14 Finders' Fees. Except as set forth in Section 4.14 of the Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or its Affiliates and that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has provided true and complete copies of all engagement letters or other agreements providing for the payment of the fees and commissions described in Section 4.14 of the Disclosure Letter, and no such letters or agreements have been amended or superseded.

     Section 4.15 Environmental Matters. Except as set forth in Section 4.15 of the Disclosure Letter:

        (a) the Company and its Subsidiaries are, and within the preceding five years have been, in compliance in all material respects with all Environmental Laws and with all material Permits issued by any Governmental Authority under any Environmental Laws;

        (b) there has been and currently is no actual or, to the Company's Knowledge, threatened Release of Hazardous Substances at or from any real property that is or, to the Company's Knowledge, has been owned, operated or leased by the Company or its Subsidiaries that reasonably would, individually or in the aggregate, be expected to give rise to a significant liability on the part of the Company and its Subsidiaries under any Environmental Law;

        (c) there is no written notice, demand, request for information, citation, summons, claim, penalty, assessment, complaint, order, consent decree, or settlement arising under or related to any Environmental Law pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries;

        (d) no written notice of an actual or alleged violation of any Environmental Law or of any actual or potential penalty or other claim for damages, personal injury or any other relief under any Environmental Law has been served on, received by or assessed against the Company or any of its Subsidiaries that has not been fully resolved such that neither the Company nor any of its Subsidiaries are subject to any outstanding obligations;

        (e) to the Company's Knowledge, neither the Company nor any of its Subsidiaries has generated, transported, disposed or arranged for the disposal of any Hazardous Substances at or to any off-site location that reasonably would, individually or in the aggregate, be expected to give rise to or provide a basis for a significant liability to the Company and its Subsidiaries as a result of a demand for remediation, contribution, or cost recovery under any Environmental Law; and

        (f) the representations set forth in this Section 4.15 and in Section
4.16 below are the sole and exclusive representations of the Company with respect to matters arising under Environmental Law.

     Section 4.16 EINECS and TSCA. Except as set forth in Section 4.16 of the Disclosure Letter:

        (a) all chemicals that are currently, or within the preceding five years have been, used, manufactured for commercial purposes or imported by the Company and its Subsidiaries that are required to be registered or reported to the United States Environmental Protection Agency for listing in the TSCA Inventory have been so registered or reported. The Company and its Subsidiaries have complied in all material respects with Section 8(c) of TSCA with respect to such chemicals;

        (b) no report of substantial risk under Section 8(e) of TSCA has been made or is required to have been made by the Company or any of its Subsidiaries and no effects have been recorded or required to be recorded or reported under
Section 8(c) of TSCA with respect to any chemicals manufactured by the Company or any of its Subsidiaries. To the Company's Knowledge, no report of substantial risk under Section 8(e) of TSCA has been made by a person or entity with respect to any such chemicals; and

        (c) to the Company's Knowledge, the Company and each of its Subsidiaries have complied in all material respects with EINECS.

     Section 4.17 Insurance. All Insurance Policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect and, to the Company's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute a breach or default under any Insurance Policy, or which would permit termination, material modification, or acceleration under any Insurance Policy. All premiums payable with respect to such Insurance Policies that are due and payable as of the date hereof have been paid. Except as set forth on in Section
4.17 of the Disclosure Letter, there is no material pending claim (excluding any workers' compensation claim) under any Insurance Policy. The Company has not received any written notice indicating that any insurance will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder. To the Company's Knowledge, the Insurance Policies of the Company are sufficient for compliance, in all material respects, with all applicable legal requirements and contracts to which the Company is a party or by which it is bound.

     Section 4.18 Contracts.

        (a) Except as set forth in Section 4.18(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any material contract, undertaking, commitment or agreement (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.11(a) of the Disclosure Letter, real property leases set forth in Section 4.22 of the Disclosure Letter and any vendor contracts entered in the ordinary course of business) of the following categories (collectively, the "Contracts"):

           (i) contracts requiring annual expenditures by the Company and its Subsidiaries in excess of $200,000, that have a remaining term in excess of one year or that are not cancelable (without material penalty, cost or other liability) within 180 days;

           (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the borrowing or lending of money, whether as a borrower, lender or guarantor in excess of $100,000;

           (iii) contracts containing covenants limiting in any material way the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person in any product line or line of business, or to operate at any location;

           (iv) partnership or joint venture agreements;

           (v) contracts for the acquisition or sale of a material business or line of products, whether through the purchase of stock, assets or otherwise, under which the Company or any of its Subsidiaries or any other party thereto has material continuing rights or obligations; or

           (vi) any other contract, agreement, arrangement or understanding that is material to the Company or any of its Subsidiaries, in the case of this clause (vi) the termination, or breach or default of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b) As of the date hereof, each of the Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company's Knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company's Knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity.

        (c) Except as set forth in Section 4.18(c) of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is, nor to the Knowledge of the Company is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the Knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both could constitute a breach, default or violation) of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not, individually or in the aggregate, be reasonably expected to result in any material liability to the Company and its Subsidiaries.

     Section 4.19 Legal Matters. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from
Section 203 of the Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation in effect as of the date hereof applies or purports to apply to any such transactions.

     Section 4.20 Intellectual Property.

        (a) Section 4.20(a) of the Disclosure Letter sets forth a complete and correct list of the following categories of Owned Company IP: (i) all registered Trademarks, pending Trademark applications and material unregistered Trademarks;
(ii) domain names; (iii) all issued Patents and pending Patent applications;
(iv) all registered Copyrights and registered mask works; and (v) all material Software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software), in each case listing, as applicable
(A) for any Owned Company IP that are registrations or applications in the U.S., the name of the current owner of record, (B) the jurisdiction where the application/registration is located and (C) the application or registration number.

        (b) Section 4.20(b) of the Disclosure Letter separately sets forth a list of (i) all material agreements under which the Company or any of its Subsidiaries uses any Licensed Company IP and (ii) all material agreements under which the Company or any of its Subsidiaries has licensed to others the right to use any of the Company IP.

        (c) The Owned Company IP and the Licensed Company IP is all the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted and as it has been conducted during the past year.

        (d) Except as set forth in Section 4.20(d) of the Disclosure Letter, the Company and its Subsidiaries have all right, title and interest in, or the right to use, all the Company IP free and clear of all Liens other than Permitted Liens.

        (e) Except as set forth in Section 4.20(e) of the Disclosure Letter, the Company and each of its Subsidiaries has taken commercially reasonable and appropriate steps to protect and maintain each item of material Owned Company IP, and where the Company or any of its Subsidiaries has registered any Owned Company IP, all such registrations which are material are currently in good standing and subsisting.

        (f) Except as set forth in Section 4.20(f) of the Disclosure Letter, except where the assignment of such rights to the Company and its Subsidiaries is ineffective under applicable Law or except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has secured and has a current policy to secure written assignments from employees who contribute or have contributed to the creation or development of any of the material Owned Company IP, of the rights to such contributions that the Company or its Subsidiaries do not already own by operation of law.

        (g) Except as set forth in Section 4.20(g) of the Disclosure Letter, there is no action, suit, claim, investigation, arbitration or proceeding pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries asserting that the Company's or any of its Subsidiaries' use or exploitation of any Company IP or that the conduct of the business of the Company and its Subsidiaries as currently conducted or has been conducted within the preceding five years infringes upon, misappropriates, violates or conflicts in any way with the Intellectual Property of any Person.

        (h) Except as set forth in Section 4.20(h) of the Disclosure Letter, there is no pending claim challenging the validity or enforceability of any item of Owned Company IP.

        (i) Except as set forth in Section 4.20(i) of the Disclosure Schedule, to the Company's Knowledge, no person is infringing or misappropriating any Owned Company IP.

     Section 4.21 Related Party Transactions. Except as will not continue after the Effective Time, none of (a) any beneficial owner of 5% or more of the Company's outstanding capital stock, or (b) any officer, director or Affiliate of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer, director or Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such Persons) ((a) through (c) collectively, "Related Parties") has any interest in: (i) any contract, agreement, arrangement or understanding with, or relating to, the business or operations of the Company or any of its Subsidiaries; (ii) any loan, arrangement, understanding, agreement, contract or similar understanding for or relating to indebtedness of the Company or any of its Subsidiaries or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan.

     Section 4.22 Real Property. Except as set forth in Section 4.22 of the Disclosure Letter and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, (x) as to the real property owned in fee by the Company and/or its Subsidiaries (the "Owned Real Property"), (i) the Company and/or its Subsidiaries has good and valid fee title to the Owned Real Property; (ii) the Owned Real Property is not subject to any Liens other than Permitted Liens; (iii) there are no options, rights of first refusal or first offer or contracts of sale affecting the Owned Real Property; and (iv) the Company and/or its Subsidiaries is in possession of the Owned Real Property and there are no leases, tenancies or other occupancies affecting the Owned Real Property and (y) as to the real property leased by the Company and/or its Subsidiaries (the "Leased Real Properties"), (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements under which the Company or any of its Subsidiaries is a tenant, subtenant, landlord or sublandlord, are in full force and effect; and (ii) neither the Company (or the applicable Subsidiary of the Company), nor to the Knowledge of the Company, any other party to any of the leases relating to the Leased Real Properties, is in breach or violation of or default under such leases.

     Section 4.23 Products.

        (a) Except as set forth in Section 4.23 of the Disclosure Letter, there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Company or any of its Subsidiaries (a "Product"), or claim or lawsuit involving a Product which is, to the Company's Knowledge, pending or threatened, by any Person which would reasonably be expected to result in any material liability to the Company and its Subsidiaries. There has not been within the preceding five years, nor is there under consideration by the Company or any of its Subsidiaries as of the date hereof, any Product recall or post-sale warning of a material nature conducted by or on behalf of the Company or any of its Subsidiaries concerning any Product. All Products complied and comply in all material respects with applicable specifications, government safety standards and Laws, and are or were substantially free from contamination, deficiencies or defects.

        (b) Except as set forth in Section 4.23 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has in the past twenty years, and, to the Company's Knowledge, has ever designed, formulated, manufactured, processed, sold or placed in the stream of commerce any Product that contains asbestos or asbestos-containing materials.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that:

     Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.

     Section 5.2 Corporate Authorization. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the respective corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally and (ii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and subject to the discretion of any court before which any proceeding therefor may be brought.

     Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger will not require any action by Parent or Merger Sub in respect of, or filing by Parent or Merger Sub with, any Governmental Authority other than (i) the filing of the certificate of merger in accordance with the Delaware Law,
(ii) compliance with any applicable requirements of the HSR Act and any applicable Other Antitrust Law, (iii) compliance with any applicable requirements of the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, (v) compliance with any applicable foreign or state securities or Blue Sky laws and (vi) such other items the failure of which to do or be obtained would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect, or materially to delay, Parent's or Merger Sub's ability to observe and perform the respective obligations of each hereunder.

     Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of Law binding upon Parent or Merger Sub or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any agreement, contract or other instrument.

     Section 5.5 Finders' Fees. Except as otherwise disclosed in writing to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub or any of their respective Affiliates and that would be entitled to any fee or commission from the Company, any Subsidiary of the Company or from any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

     Section 5.6 Adequate Funds. Parent will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under this Agreement.

     Section 5.7 No Other Information. Parent and Merger Sub acknowledge that neither the Company nor any other Person has made or makes any representation or warranty except as expressly set forth in this Agreement, and specifically that neither the Company nor any other Person has made or makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub or to any of their respective Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or of the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent or Merger Sub or to any of their respective Affiliates or Representatives with respect to the Company and its Subsidiaries or their respective businesses or operations (except as expressly set forth in this Agreement).

                                  ARTICLE VI.
                            COVENANTS OF THE COMPANY

     Section 6.1 Conduct of the Company and Its Subsidiaries. Except for matters set forth in Section 6.1 of the Disclosure Letter or as specifically provided in this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary and usual course of business consistent with past practice and shall use its reasonable best efforts to (i) preserve intact the present business organization of the Company and its Subsidiaries, (ii) maintain in effect all material Permits that are required for the Company or any of its Subsidiaries to carry on their respective businesses, (iii) keep available the services of present officers and key employees (as a group) of the Company and its Subsidiaries, (iv) maintain the current relationships with its lenders, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships and (v) keep or cause to be kept Insurance Policies in such amounts and of such kinds comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition), and the Company shall give Parent notice of any material change to any Insurance Policy. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

        (a) enter into any new line of business, discontinue any line of business or change, adopt, or propose to adopt any amendment or other alteration to its organizational or governing documents;

        (b) (i) acquire or offer to acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise) any Person, business, securities or a material amount of assets, or sell, lease or otherwise dispose of a material amount of assets (other than the purchase and sale of inventory and raw materials in the ordinary course of business consistent with past practice), (ii) waive, release, grant, or transfer any rights of material value, (iii) modify or change in any material respect, allow to expire or lapse or fail to renew any material Permit or material Insurance Policy, (iv) incur, assume or prepay any indebtedness for borrowed money except pursuant to its existing credit facilities, (v) assume, guarantee, endorse or take any action to otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other Person, except with respect to Subsidiaries in the ordinary course of business consistent with past practice, (vi) make any loans, advances, payments or capital contributions to, or investments in, any other Person (including, but not limited to, any shareholder of the Company or any associated entity of such shareholder), except to a Subsidiary in the ordinary course of business consistent with past practice or as required by existing contracts to which the Company or any of its Subsidiaries is a party ("Existing Contracts"), (vii) authorize any material capital expenditures not included in its current capital expenditure budget (which budget has been provided to Parent prior to the date hereof), (viii) pledge or otherwise encumber shares of capital stock or other voting securities of any of the Company's Subsidiaries, (ix) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon (other than Permitted Liens), (x) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries, taken as a whole or (xi) amend, modify or waive in any material respects any material right under any material Existing Contract;

        (c) (i) split, combine or reclassify any Company Securities or shares of capital stock of any Subsidiary or amend the terms of any Company Securities or shares of capital stock of any Subsidiary, (ii) declare, set aside or pay any dividend or other distribution or capital return (whether in cash, stock or property or any combination thereof) in respect of Company Securities or shares of capital stock of any Subsidiary other than any distribution by a wholly owned Subsidiary of the Company to its parent corporation in the ordinary course of business, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or shares of capital stock of any Subsidiary, or issue any Company Options or other Company Securities or shares of capital stock of any Subsidiary, other than in connection with the exercise of Company Options outstanding on the date hereof or the conversion of shares of Non-Voting Stock outstanding on the date hereof into share of Voting Stock;

        (d) adopt or materially amend any Employee Benefit Plan, Employee Agreement or any other compensation or benefit plan, agreement or arrangement with or for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries or materially increase in any manner the compensation or pension, welfare or fringe benefits of any such director, officer or employee, in each case, except as required by ERISA or other applicable Law or by the express terms of an Employee Agreement as in effect as of the date hereof;

        (e) pay any bonus or other incentive compensation or award to any current or former director, officer or employee of the Company or any of its Subsidiaries, except pursuant to the express terms of any Employee Agreement as in effect as of the date hereof, (ii) enter into any agreement, commitment or obligation to pay any bonus, other incentive compensation, severance or other termination or retirement benefit or payment to any current or former director, officer or employee of the Company or any of its Subsidiaries or (iii) enter into any Employee Agreement with any director or officer of the Company or any of its Subsidiaries or any Material Employee Agreement with any current or former employee of the Company or any of its Subsidiaries;

        (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) except as permitted by clause (j) below;

        (g) make any election relating to Taxes or settle or compromise any material Tax liability;

        (h) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Regulation S-X of the Exchange Act and after consulting with independent accountants;

        (i) alter the corporate structure or ownership of any of its Subsidiaries, through merger, liquidation, reorganization, restructuring or any other fashion;

        (j) settle, pay or discharge, or agree to settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business except in the ordinary course of business consistent with past practice;

        (k) knowingly or recklessly take, or agree to commit to take, or knowingly or recklessly fail to take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in
Article IX not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

        (l) authorize, agree or commit to do any of the foregoing.

     Notwithstanding the foregoing, the Company or a Subsidiary of the Company shall be permitted to pay at the Effective Time any Transaction Costs and Transactions Bonuses.

     Section 6.2 Access to Information; Right of Inspection. The Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice
(i) access to all employees, offices, properties, books and records of the Company (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub may reasonably request, (ii) all documents that Parent or Merger Sub may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement and
(iii) such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company's good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information or cause the Company or any of its Subsidiaries or Representatives to violate Law or any contracts to which they are party.

     Section 6.3 Other Potential Acquirers.

        (a) The Company shall immediately terminate, and shall cause its Affiliates and Subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents (collectively, "Representatives") to immediately terminate, all existing activities, discussions or negotiations, if any, with any Person (other than Parent and Merger Sub) with respect to, or that could reasonably be expected to lead to, a Third Party Acquisition.

        (b) Neither the Company nor any of its Subsidiaries or controlled Affiliates shall, nor shall the Company authorize or permit any of its or their respective officers and directors to, and the Company shall use its reasonable best efforts to cause its and their respective non-controlled Affiliates, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate, participate or engage in any way in discussions or negotiations with or provide any non-public information to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, or otherwise take any action or to assist or facilitate, any Third Party or its representatives concerning any Third Party Acquisition. The Company shall promptly (and in any event within 24 hours) notify Parent and Merger Sub in the event it receives any proposal, inquiry, request or communication concerning (or that could reasonably be expected to lead to) a Third Party Acquisition, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent and Merger Sub apprised on a current basis as to the status and any material developments concerning the same.

     Section 6.4 Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Parent and Merger Sub evidence reasonably satisfactory to Parent and Merger Sub of the resignations (effective as of the Effective
Time) of (i) all directors of the Company and each of its Subsidiaries and (ii) the officers of the Company and each of its Subsidiaries, as shall be requested by Parent prior to the Effective Time.

     Section 6.5 Certificates.

        (a) Prior to the Effective Time, (i) the Company shall deliver to Parent and Merger Sub a certificate signed under penalties of perjury by an officer of the Company to the effect that the Company is not or has not been a United States real property holding company, as defined in Section 897(c)(2) of the Code, during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

        (b) The Company shall deliver to Parent at least three Business Days prior to Closing a certificate from the chief financial officer of the Company certifying as to the total amount of the Transaction Costs and the Transaction Bonuses.

     Section 6.6 Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Merger Sub copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be permitted by the rules and regulations of the SEC and as indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations for the periods involved (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are anticipated to be, individually or in the aggregate, material in amount).

     Section 6.7 Notice under the Delaware Law. As soon as practicable and, in any event, no later than 15 Business Days after the date of this Agreement, the Company shall prepare and mail to all holders of Common Shares a notice in accordance with Section 262(d)(2) of the Delaware Law, notifying such holders of the approval of the Merger and that appraisal rights are available. The Company shall take such other steps as are necessary under such Section, including the sending of any subsequent notice required under such Section, so that any demand or exercise of the right to dissent provided in Section 262, to be effective, will be received by the Company prior to the Effective Time.

     Section 6.8 Intellectual Property.

        (a) The Company shall use reasonable efforts to identify other Intellectual Property that are patents, patent applications, trademark applications and trademark registrations registered or pending in Belgium, Canada, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Spain, Sweden, Switzerland, the United States or the U.K. that are owned in the name of the Company or any of its Subsidiaries that are not listed in subsection
(a)(i) or (a)(iii) of Section 4.20 of the Disclosure Letter and shall provide copies of any resulting material identifying such Intellectual Property to Parent at or prior to Closing.

        (b) With regard to the domain name registrations listed in subsection
(a)(ii) of Section 4.20 of the Disclosure Letter for which the registrant is not the Company or any of its Subsidiaries, the Company shall take commercially reasonable steps to transfer ownership of such domain name registrations to the Company or any of its subsidiaries prior to Closing.

        (c) With regard to the POLYSEAMSEAL U.K. trademark (No. B-858,934) listed under Section 4.20(a)(i) of the Disclosure Letter, the Company will use reasonable efforts to provide Parent with an original signed copy of the assignment document that assigns ownership of such trademark to the Company or one of its Subsidiaries. With respect to the PL Mexico trademark (No. 508,329) listed under Section 4.20(a)(i) of the Disclosure Letter, the Company will use reasonable efforts to obtain an assignment document in recordable form that assigns ownership of such trademark to the Company or one of its Subsidiaries and shall promptly provide Parent with a copy of such document once it is obtained by the Company.

                                  ARTICLE VII.
                       COVENANTS OF PARENT AND MERGER SUB

     Section 7.1 Director and Officer Liability.

        (a) The Surviving Corporation shall, and after the Effective Time Parent shall cause the Surviving Corporation to, comply with all of the Company's and its respective Subsidiaries' obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents in effect on the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Surviving Corporation's certificate of incorporation and bylaws from the Effective Time until the expiration of the applicable statue of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers' and directors' liability insurance maintained by the Company and its respective Subsidiaries (the "Current Policies"); provided however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies the Surviving Corporation shall, substitute such policies with equally reputable and financially sound carriers and that are reasonably satisfactory to the covered persons providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the "Replacement Policies") in respect of claims arising from facts or events that existed or occurred prior to the Effective Time under the Current Policies; provided further however, that in no event will the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company for such coverage (or to provide more than that amount of coverage as is available for no more than 300% of such current annual premium); provided further however, that in lieu of the foregoing insurance coverage, with the consent of Parent (which consent shall not be unreasonably withheld), the Company may purchase "tail" insurance coverage that provides coverage no less favorable than the coverage described above.

        (b) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation, Parent and their respective successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under any such policies.

        (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

                                 ARTICLE VIII.
                            COVENANTS OF THE PARTIES

     The parties hereto agree that:

     Section 8.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including but not limited to obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons or as required under the terms of the agreements set forth in Section 4.4(iii) of the Disclosure Letter (other than the Company's Existing Credit Facilities and the Senior Subordinated Notes); provided that in no event shall the Company or any of its Affiliates be required to pay prior to the Effective Time any material fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any material contracts. Each party shall also (and will cause its Affiliates to) refrain from knowingly taking, directly or indirectly, any action (including making acquisitions), that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company shall use its reasonable best efforts (i) to take all action necessary so that no takeover, anti-takeover, moratorium, "fair price," "control share" or other similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     Section 8.2 Certain Filings.

        (a) The parties shall cooperate with one another (i) in promptly determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, permits or waivers are required to be or should be obtained from any parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking and obtaining any such actions, consents, approvals, permits or waivers or making any such filings, furnishing in a timely manner information required in connection therewith; provided that the conditions to the parties' respective obligations to consummate the transactions contemplated hereby shall be limited to those conditions specified in Article IX. The parties shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the material information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filing or any such transaction. Neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and without giving, unless prohibited by such Governmental Authority, the opportunity of the other party to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act or Other Antitrust Laws.

        (b) The parties (i) shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act and state securities or applicable Blue Sky laws in connection with the Merger and (ii) shall promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable efforts to obtain all necessary consents from any Governmental Authorities necessary to consummate the Merger (including, without limitation, any filing under the HSR Act or any applicable Other Antitrust Law).

        (c) If required, each of the Company, Parent and Merger Sub shall take all action necessary (i) to file as soon as practicable notifications or other required items under the HSR Act and any applicable Other Antitrust Law, (ii) to respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation, (iii) to comply with the requirements of, and respond as promptly as reasonably practicable to all inquiries and requests for additional information received from any Governmental Authority in connection with, the HSR Act or Other Antitrust Laws related to the Merger or the other transactions contemplated by this Agreement and (iv) to use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any Other Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger.

     Section 8.3 Public Announcements. So long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement a party determines may be required by applicable Law or national securities exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably delayed, conditioned or withheld).

     Section 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

     Section 8.5 Notices of Certain Events. Each of the parties hereto shall reasonably promptly notify the other party of:

        (a) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

        (c) its learning of any actions, suits, claims, investigations or proceedings (or communications indicating that the same may be contemplated) commenced or threatened against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the Merger or the other transactions contemplated by this Agreement;

        (d) its learning of the occurrence or non-occurrence of any events, circumstances, developments or facts that would be likely to make any of the representations and warranties of such party contained in this Agreement untrue or any of the covenants or conditions contained in this Agreement incapable of being complied with or satisfied; and

        (e) any event or occurrence that causes, or would reasonably be likely to cause, a Material Adverse Effect on the Company.

The delivery of any notice pursuant to this Section 8.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 8.6 Disposition of Litigation. The Company will consult with Parent and Merger Sub with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement. In addition, the Company will not encourage or cooperate with any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement, and the Company will reasonably cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.

     Section 8.7 Employee Matters.

        (a) From and after the Effective Time, Parent shall cause the Company and its Subsidiaries to honor all Employee Benefit Plans and all Employee Agreements in accordance with their terms as in effect immediately before the Effective Time, as the same may be amended from time to time thereafter in accordance with such terms. For a period of not less than one year following the Effective Time, Parent shall cause to be provided to current employees of the Company and its Subsidiaries (the "Company Employees") employee benefits that are, in the aggregate, substantially comparable to those provided to the Company Employees immediately before the Effective Time, with the exception of those changes collectively bargained with authorized union representatives. The foregoing shall not be construed to prevent (i) the amendment or termination of any particular Employee Benefit Plan or Employee Agreement to the extent permitted by, and in accordance with, its terms and the terms of any contract related thereto, as in effect immediately before the Effective Time, as the same may be amended from time to time thereafter in accordance with such terms, or
(ii) the termination of employment of any Company Employee.

        (b) For all purposes (other than for purposes of benefit accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), except as would result in a duplication of benefits, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Benefit Plan. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans") and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her eligible dependents to the extent such exclusions or requirements would have been satisfied or inapplicable to such employee or dependent under the similar Old Plan in which such employee or dependent was a participant immediately prior to commencement of participation in such New Plan, and any expenses incurred by any Company Employee and his or her eligible dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (c) Effective as of the Effective Time, Parent shall amend, or shall cause to be amended, the Sovereign Specialty Chemicals, Inc. 401(k) Retirement Plan and the Sovereign Specialty Chemicals, Inc. 401(k) Retirement Plan for Union Employees (collectively, the "401(k) Plans") to provide for full, accelerated vesting of all Company contributions under the 401(k) Plans made with respect to an employee participating in either of the 401(k) Plans upon a termination of the employment of any such employee occurring on or after the Closing Date and on or prior to December 31, 2005, other than a termination for cause by the Company or by such employee's resignation other than for good cause. The Company may amend the 401(k) Plans to effectuate the foregoing prior to the Effective Time.

        (d) Parent agrees that the Company's Cash Incentive Plan (the "CIP") shall remain in full force and effect for the year ended December 31, 2004, and further agrees that payments for participants whose employment terminates, other than termination by the Company for cause or by the participant's resignation other than for good reason, (i) on or prior to December 31, 2004, shall be paid, upon termination, at an amount equal to 150% of such terminated participant's target bonus, with such amount being prorated to the nearest half-month to the date of such participant's termination or (ii) after December 31, 2004 and prior to the payment of the 2004 amounts earned under the CIP, shall be paid, at the time payments are made to active employees under the CIP for 2004, an amount equal to the full year bonus earned by such terminated participant for 2004, it being understood that any payment pursuant to this Section 8.7(d) to a terminated participant in respect of the CIP shall, to the extent of such payment, be in satisfaction of any amount to which such participant may otherwise be entitled in respect of the CIP upon his or her termination of employment pursuant to the terms of the CIP, any Employee Benefit Plan, Employee Agreement or other employment or severance agreement or otherwise. Parent also agrees that the Company's Sales Incentive Plan (the "SIP") shall remain in full force and effect for the year ended December 31, 2004, and further agrees that participants whose employment terminates, other than termination by the Company for cause or by the participant's resignation, will be paid all amounts projected to be due under the SIP through the last full calendar month in 2004 completed prior to such participant's termination. The Company may amend the CIP and the SIP to effectuate the foregoing prior to the Effective Time.

     Section 8.8 Confidentiality Agreement.

        (a) The Company and Parent shall use their reasonable best efforts to cause the Confidentiality Agreement to terminate as of the date hereof. Subsequent to such termination, the Confidentiality Agreement shall be void and shall have no further effect, and none of the parties thereto shall have any liability to the other parties thereto or its Affiliates, directors, officers or employees, except that nothing in this Section 8.8(a) shall relieve any party from liability for any willful or intentional breach of the Confidentiality Agreement prior to the date hereof. Notwithstanding the foregoing, the obligations contained in paragraph 2 of the Confidentiality Agreement shall survive until the Effective Date.

        (b) From and after the date hereof, the Company shall, and shall cause its Affiliates and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard any and all information, knowledge and data of the Parent and its Affiliates that becomes known to the Company or its Affiliates as a result of the transactions contemplated hereby except as otherwise agreed to by Parent in writing, in each case by using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data.

        (c) From and after the date hereof until the Closing, Parent shall, and shall cause its Affiliates and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard any and all information, knowledge and data of the Company and its Affiliates that becomes known to Parent or its Affiliates as a result of the transactions contemplated hereby except as otherwise agreed to by the Company in writing, in each case by using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data.

        (d) Parent and the Company acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available other than through an act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party. In the event either Parent or the Company or their respective Affiliates or employees, counsel, financial advisors or other representatives
(i) is requested or required to disclose information, knowledge or data that is subject to a duty of confidentiality hereunder in connection with any judicial or administrative proceedings or (ii) receives an opinion of outside counsel that disclosure of information, knowledge or data that is subject to a duty of confidentiality hereunder is necessary to avoid violating applicable Law, then Parent or the Company, as applicable, shall provide the other party with prompt notice of such requirement in advance of any such disclosure, and shall cooperate with such other party to the extent it may seek to limit such disclosure. In such case, in the absence of a protective order or the receipt of a waiver from the non-disclosing party after a request in writing therefor is made by the disclosing party, the disclosing party may disclose such information, knowledge or data without liability hereunder, but such disclosing party shall disclose only such information as is required to be disclosed and shall use its reasonable best efforts to obtain a confidentiality order or undertaking with respect to such information.

        (e) In the event of a breach of the obligations hereunder by Parent or the Company, the non-breaching party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 8.8.

        (f) Notwithstanding the foregoing or anything herein or in the Confidentiality Agreement to the contrary, any party to this Agreement (and their employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement; provided however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement or any other confidentiality agreement between or among the parties as of the date hereof or where such disclosure would result in a violation of federal or state securities Laws or to the extent not related to the tax aspects of the transactions contemplated hereby. Moreover, nothing in this Agreement shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated hereby, provided that any such advisor agrees to treat such information confidentially.

                                  ARTICLE IX.
                            CONDITIONS TO THE MERGER

     Section 9.1 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, where permitted by applicable law, waiver, at or prior to the Effective Time, of the following conditions:

        (a) any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and any other consents, approvals or authorizations applicable to the Merger under the Other Antitrust Laws specified in Section 9.1 of the Disclosure Letter shall have been received or waived by the appropriate Governmental Authority or the applicable waiting period shall have expired or been terminated; and

        (b) no Law shall have been enacted, adopted, promulgated, issued, entered or enforced which is then in effect and which prohibits, enjoins or renders illegal the consummation of the Merger.

     Section 9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following further conditions:

        (a) (i) the Company shall have performed or complied with in all material respects all of its obligations and covenants hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained herein shall be true and correct (without giving effect to any qualification therein as to "materiality" or as to whether any matter would or would be expected to have a Material Adverse Effect on the Company) as of the Closing Date (except that representations and warranties made as of a specific date are required to be true and correct only as of such date), except where the failure to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company and (iii) Parent and Merger Sub shall have received a certificate , dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the fulfillment of the conditions specified in this Section 9.2(a);

        (b) since the date of this Agreement, no state of facts, circumstance, effect, condition, event, change, development or occurrence shall have occurred that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company, and Parent and Merger Sub shall have received a certificate, dated the date of the Closing signed by the Chief Executive Officer of the Company, certifying as to the fulfillment of the conditions specified in this Section 9.2(b);

        (c) the Management Agreement shall have been terminated and evidence of such termination shall have been provided to Parent and Merger Sub; and

        (d) Parent shall have received in accordance with Section 6.5(b) a certificate from the chief financial officer of the Company certifying as to the total amount and details of the Transaction Costs (the "Transaction Cost Certification") and the total amount of the Transaction Bonuses;

        (e) there shall not be pending any suit, action or proceeding that is reasonably likely to be adversely determined and that (A) seeks to restrain or prohibit the consummation of the Merger or to unwind the Merger after it has been consummated or (B) seeks to obtain from the Company or any of its Subsidiaries any damages that could reasonably be expected to have a Material Adverse Effect on the Company;

        (f) the Indemnification and Escrow Agreement shall have been executed by shareholders of the Company representing at least 94% of the Common Shares outstanding immediately prior to the Effective Time; and

        (g) as of the Effective Time, the aggregate number of Dissenting Shares shall be no more than 6% of the total number of Common Shares outstanding.

     Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following further conditions:

        (a) Each of Parent and Merger Sub shall have performed or complied with in all material respects all of its respective obligations and covenants hereunder required to be performed by it at or prior to the Effective Time;

        (b) the representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true and correct in accordance with their terms as of the Closing Date, and those that are not qualified as to materiality will be true and correct in all material respects as of the Closing Date as if made at and as of such date (provided that representations made as of a specific date shall be required to be true as of such date only); and

        (c) the Company shall have received a certificate , dated the date of the Closing, signed by a senior officer of each of Parent and Merger Sub certifying as to the fulfillment of the conditions specified in Sections 9.3(a) and 9.3(b).

                                   ARTICLE X.
                                   TERMINATION

     Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the shareholders of the Company):

        (a) by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

        (b) by any of the Company, Parent or Merger Sub, if:

           (i) the Merger has not been consummated by the End Date, provided that no party may terminate this Agreement prior to the date which is nine months after the date of this Agreement if any Governmental Antitrust Authority has not completed its review of the transactions contemplated hereby by such date; provided further that the failure of the Merger to be consummated by the End Date (or, if extended in accordance with the preceding proviso, such later date) is not the result of, or caused by, the failure of the party seeking to exercise such termination right to fulfill any of its obligations under this Agreement; or

           (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise permanently prohibited, provided that, in the case of any such Law issued by a court, it shall be final and non-appealable; provided however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the application or imposition of such Law;

        (c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.3(a) or (b) to be unable to be satisfied by the End Date; provided however, that the Company is not then in material breach of this Agreement; or

        (d) by Parent or Merger Sub, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.2(a) to be unable to be satisfied by the End Date; provided however, that Parent or Merger Sub is not then in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (d) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement.

     Section 10.2 Effect of Termination. If this Agreement is terminated and the Merger abandoned pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except (i) Sections 8.8, 10.2 and Article XI (other than Sections 11.2, 11.9 and 11.10) will survive the termination hereof and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                                  ARTICLE XI.
                                  MISCELLANEOUS

     Section 11.1 Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be given:

               if to Parent or Merger Sub, to:

               Henkel Corporation
               The Triad, Suite 200
               2200 Renaissance Boulevard
               Gulph Mills, PA  19406
               Attention:  Chief Legal Officer
               Facsimile: (610) 270-8165

               with a copy (which shall not constitute notice) to:

               Henkel KGaA
               Henkelstrasse 67
               40191 Dusseldorf
               Germany
               Attention:  General Counsel
               Facsimile:  +49 211 798 13837

               and a copy (which shall not constitute notice) to:

               Cleary, Gottlieb, Steen and Hamilton
               City Place House
               55 Basinghall Street
               London EC2V 5EH
               Attention:   William A. Groll
               Facsimile:   + 44 207 600 1698

               if to the Company, to:

               Sovereign Specialty Chemicals, Inc.
               225 West Washington Street, Suite 1450
               Chicago, Illinois 60606
               Attention:  Terry D. Smith
               Facsimile:  (312) 223-9177

               with a copy (which shall not constitute notice) to:

               Fried, Frank, Harris, Shriver & Jacobson LLP
               One New York Plaza
               New York, New York  1004
               Attention:  Christopher Ewan, Esq.
               Facsimile:  (212) 859-4000
or to such other address or facsimile number as such party may hereafter specify for by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is transmitted to the telecopy number specified above and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.

     Section 11.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until the date eighteen months after the date on which the Effective Time occurs, it being understood that in the event a notice of any claim for indemnification has been given under the Indemnification and Escrow Agreement within such survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. This Section 11.2 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. For the avoidance of doubt, the parties agree that the shareholders of the Company will have no liability to Parent or its Affiliates with respect to breach of any representation or warranty other than pursuant to the Indemnification and Escrow Agreement.

     Section 11.3 Amendments No Waivers.

        (a) Any provision of this Agreement may be amended or waived prior to the Effective Time only by amendment or waiver in writing and signed: (i) in the case of an amendment to this Agreement, by the Company, Parent and Merger Sub or
(ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided however, that after the approval of the Agreement by the shareholders of the Company any proposed amendment that by Law requires further approval by the shareholders of the Company shall not be effective without such further shareholder approval.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies herein provided or available at Law or in equity.

     Section 11.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 11.5 Transfer Taxes. Subject to Section 2.4(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by either Parent, Merger Sub or the Surviving Corporation.

     Section 11.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, and provided further that Parent or Merger Sub may assign, without consent and in its sole discretion, any or all of its rights or obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this provisions shall be null and void ab initio.

     Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to the conflicts or choice of law principles thereof.

     Section 11.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except with respect to the matters provided in Section 2.4 and
Section 7.1.

     Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 11.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

     Section 11.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

     Section 11.12 Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United State District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that such party may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party at the applicable address provided in Section 11.1, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process. Each of the parties to this Agreement hereby irrevocably waives any right it may have to trial by jury in any court or jurisdiction in respect to any matter arising out of or relating to this Agreement or the transactions contemplated hereby.

     Section 11.13 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties, and as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 THE COMPANY

                                 SOVEREIGN SPECIALTY CHEMICALS, INC.


                                 By: /s/ Norman E. Wells, Jr.
                                     -------------------------------------------
                                     Name:   Norman E. Wells, Jr.
                                     Title:  Chairman and CEO


                                 PARENT

                                 HENKEL CORPORATION


                                 By: /s/ John E. Knudson
                                     -------------------------------------------
                                     Name:   John E. Knudson
                                     Title:  President and Chief Financial and
                                             Administrative Officer


                                 MERGER SUB

                                 HENKEL MERGER CORPORATION


                                 By: /s/ John E. Knudson
                                     -------------------------------------------
                                     Name:   John E. Knudson
                                     Title:  Chairman of the Board and President